Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	R. D. Leslie
Chief Financial Officer
(936) 637-5325

LUFKIN INDUSTRIES REPORTS SECOND-QUARTER EARNINGS OF
$1.15 PER DILUTED SHARE

LUFKIN, Texas -- (July 18, 2007) -- Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial results for the second quarter and six months ended June 30, 2007.  Sales were $144.5 million for the second quarter compared with $147.7 million for the second quarter of 2006.  Net earnings for the second quarter of 2007 were $17.5 million, or $1.15 per diluted share, compared with $17.5 million, or $1.16 per diluted share, for the second quarter of 2006.

For the first six months of 2007, sales were $292.6 million, up from $281.1 million for the comparable period in 2006.  Net earnings rose to $35.3 million, or $2.32 per diluted share, for the first half of 2007 from $32.6 million, or $2.16 per diluted share, for the first six months last year.

“Lufkin’s earnings for the second quarter, which were in the range of our established guidance for the quarter, reflected the continuation of significant trends evident in the first quarter of the year,” commented Douglas V. Smith, president and chief executive officer of Lufkin. “Specifically, these trends included reduced demand for oil field pumping units in North America, largely offset by increased international demand; significant growth in sales and backlog for our power transmission products and services; and soft demand for flatbed and dump trailers, which accentuated the sales impact of our previously discussed decision in the third quarter of 2006 to exit the van trailer business.  Due to the mix of these trends, our overall sales, margins and earnings were relatively stable for the second quarter on both a comparable-quarter and sequential-quarter basis.

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Lufkin Industries, Inc. w 601 South Raguet w Lufkin, Texas 75902 w (936) 634-2211

LUFK Announces Second-Quarter Results

July 18, 2007

“Our oil field sales for the second quarter of 2007 were $93.2 million compared with $96.7 million for the second quarter last year and $101.3 million for the first quarter of this year.  We have continued to experience growing demand for pumping units in both the Middle East and Latin America, supported by higher energy prices and our multi-year efforts to increase our penetration of these important markets.  Demand for pumping units decreased slightly in the U.S. when comparing second-quarter bookings to the first quarter.  The U.S. decrease is more pronounced comparing the first half of 2007 to the first half of 2006, due primarily to the energy price volatility seen in the latter part of 2006 and early 2007.  Pumping unit demand in Canada is down significantly both on a sequential and comparable-quarter basis.  This decrease reflects the more difficult economics of oil and gas production in recent months complicated by very challenging weather circumstances in Canada.  Based on increased energy prices and input from our customers, we continue to expect improved North American bookings, particularly in the U.S., for pumping equipment to complement ongoing international growth during the second half of 2007 and in 2008.  North American sales for both the Company’s oil field automation and oil field services businesses have not slowed in 2007. Our overall oil field division backlog was down 3.9% sequentially to $55.8 million at the end of the second quarter.

“Lufkin’s power transmission business produced substantial growth for the second quarter. Sales of $40.4 million increased 30.4% for the quarter from $31.0 million for the second quarter of 2006 and 19.9% from $33.7 million for the first quarter of 2007.  The power transmission backlog rose to $112.9 million at the end of the second quarter of 2007, up 45.1% and 9.1% on a comparable-quarter and sequential-quarter basis, respectively.  Consistent with the first quarter, our growth was driven by continued strength domestically and internationally in high-speed gears for applications related to energy, such as for oil and gas production, power generation, refining, petrochemical and marine applications.  In addition our repair and retrofit services provided through our facilities in the U.S and France expanded.

“As anticipated, second-quarter bookings for the trailer division primarily reflected our decision to exit the lower-margin van trailer business, as well as softer flatbed and dump trailer demand.  Trailer sales of $10.9 million for the second quarter of 2007 were 45.3% and 16.5% below the comparable and sequential quarters, respectively, while the trailer backlog was reduced by 70.0% and 25.5%, respectively.  We expect trailer demand to remain flat in 2007 based on economic projections and customer input.”

Lufkin completed the second quarter with an aggregate backlog of $180.6 million, a 13.3% decrease from the same time in 2006 and a 1.7% increase from the end of the first quarter of 2007. Based on this backlog, the Company’s results for the second quarter and first half of 2007 and its outlook regarding industry conditions in each of its businesses, Lufkin, as previously announced, narrowed the range of its established guidance for earnings per diluted share for 2007 to $4.60 to $5.00.  Today the Company established its guidance for earnings per diluted share for the third quarter of 2007 in a range of $1.15 to $1.35.

Mr. Smith concluded, “While not discounting the impact of short-term volatility in energy prices, we are optimistic about the strong longer-term outlook for energy demand and the potential that demand represents for Lufkin Industries.  We remain well prepared organizationally to respond to the challenges and opportunities inherent in short-term volatility.  We will also continue our strategic focus on strengthening our competitive leadership in each of our businesses to leverage the longer-term expansion opportunities before us and, thereby, to achieve further profitable growth and increased shareholder value.”

Lufkin will discuss its results for the second quarter in a teleconference call today at 9:00 a.m. (central time).  To listen to the call, participants should dial (913) 981-5592 approximately 10 minutes prior to the start of the call.  A telephonic replay will be available from 12:00 p.m. (central time) July 18, through 7:00 p.m. (central time) July 25, 2007, by dialing (719) 457-0820 and entering reservation number 3341793.

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LUFK Announces Second-Quarter Results

July 18, 2007

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Sales	$144,505	$147,690	$292,585	$281,080
Cost of sales	104,181	108,539	212,210	206,489
Gross profit	40,324	39,151	80,375	74,591
Selling, general and administrative expenses	14,699	13,099	29,243	25,236
Operating income	25,625	26,052	51,132	49,355
Interest and other income (expense), net	1,555	438	2,489	832
Earnings before income taxes	27,180	26,490	53,621	50,187
Income tax provision	9,659	9,035	18,331	17,565
Net earnings	$17,521	$17,455	$35,290	$32,622

Net earnings per share:
Basic	$1.17	$1.18	$2.35	$2.21
Diluted	$1.15	$1.16	$2.32	$2.16
Weighted average shares outstanding
Basic	15,027	14,809	14,991	14,791
Diluted	15,230	15,091	15,209	15,092
Cash dividends per share	$0.21	$0.15	$0.42	$0.26

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LUFK Announces Second-Quarter Results

July 18, 2007

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(Thousands of dollars)

	June 30, 2007	Dec. 31, 2006
Current assets	$275,036	$243,452
Total assets	465,992	429,069
Current liabilities	58,934	61,495
Shareholders’ equity	366,228	328,140
Working capital	216,102	181,957

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Sales:
Oil field	$93,173	$96,741	$194,459	$183,309
Power transmission	40,402	30,975	74,100	60,549
Trailer	10,930	19,974	24,026	37,222
Total	$144,505	$147,690	$292,585	$281,080

		June 30, 2007	March 31, 2007	June 30, 2006
Backlog:
Oil field		$55,787	$58,057	$91,028
Power transmission		112,903	103,509	77,784
Trailer		11,867	15,932	39,506
Total		$180,557	$177,498	$208,318

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